Exhibit 10.1

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (the “Amendment”), dated December 19, 2014, for references purposes only, is made and entered into by and between Rockbridge Investments, L.P., a California limited partnership (the "Landlord"), and Inogen, Inc., a Delaware corporation (the "Tenant"), with reference to the following facts:

RECITALS:

A.Landlord is the owner of the real property and improvements consisting of approximately 196,023 square feet of leasable space located in the Santa Barbara Business Park situated at 315-346 Bollay Drive and 320-340 Storke Road, Goleta, California (the “Project”).

B.Landlord and Tenant entered into a Multi-Purpose Commercial Building Lease dated February 1, 2010 (the “Original Lease”), as amended on September 16, 2011 by the First Amendment to Lease (the “First Amendment”) whereby Landlord leased to Tenant, and Tenant leased from Landlord, approximately 38,851 square feet of leasable space located within the Project and commonly known as 326 Bollay Drive, Goleta, California (the “Premises”).  The Original Lease and the First Amendment shall collectively be referred to herein as the “Lease.”

C.The existing Term of the Lease will expire October 31, 2015.

D.Landlord and Tenant desire to extend the Term of the Lease for an additional five (5) years commencing November 1, 2015 and ending October 31, 2020, and to address other matters.

E.The parties have agreed to execute this Amendment in order to memorialize their understandings regarding certain amendments to the Lease.

F.All capitalized terms that appear in this Amendment and are not defined herein shall have the meaning ascribed thereto in the Lease.

AGREEMENTS:

NOW THEREFORE, the parties hereto, intended to be legally bound, do hereby agree and further amend the Lease as follows:

1.AMENDMENTS TO LEASE.  Notwithstanding any other provisions of the Lease to the contrary, effective as of the date set forth above, the Lease is hereby amended as follows:

1.1Term.  The Term of the Lease, as amended, is extended by five (5) years commencing November 1, 2015 and ending October 31, 2020 (the “Extended Term”).

1.2Minimum Monthly Rent. Effective November 1, 2015, the Minimum Monthly Rent shall be adjusted to $1.15 (NNN) per rentable square foot of the Premises per month, payable in monthly installments of $44,678.65 (NNN).

1.3Adjustments to Minimum Monthly Rent.  The Minimum Monthly Rent during the Extended Term shall be adjusted on the first day of November 2016, and the first day of November every year thereafter, by three percent (3%).

1.4Tenant Improvements.  Landlord, at Landlord’s sole cost and expense, shall complete the following Tenant Improvements as soon as reasonably possible, but no later than November 1, 2015:

a.  Install a second roll up door at the northeast corner on the Building;

b.  Install awnings over the roll up doors for weather protection;

c.  Install an Industrial Dust Collector outside on the roof for Zeolite stations;

d.   Install additional Sub-Panel for more power in the manufacturing area;

e.   Install an exterior enclosure for existing Air Compressor;

f.   Install new light fixtures for the manufacturing area;

g.   Install new roller blinds in the manufacturing area;

h.   Repair or replace the roof access door;

i.   Install new light fixtures in hallways and restrooms;

j.   Replace carpet throughout, including moving furniture;

k.   Remodel both the men’s and women’s restrooms on the first floor to Landlord’s specifications;

l.   Inspect the entire HVAC system and rebalance, repair or replace as needed; and

m.   Obtain all necessary plans and permits for all work detailed above.

Landlord shall construct the Tenant Improvements in compliance with all applicable building, safety and other codes, including ADA.  Upon substantial completion of the Tenant Improvements, Landlord and Tenant shall jointly conduct a walk-through of the Tenant Improvements and shall jointly prepare a punch list of items needing additional work.  All punch list items shall be corrected within 30 days from the date of the walk-through.  Tenant shall not be required to remove or restore the Tenant Improvements at the expiration of this Lease, except for the Dust Collector and the Air Compressor.  Landlord agrees to assign to Tenant all warranties (including equipment and contractor warranties) as to those elements of the Tenant Improvements that Tenant is required to maintain and repair pursuant to the Lease.  If requested by Tenant, Landlord will reasonably cooperate with Tenant to enforce any such warranties.

1.5Tenant’s Option to Renew.  Landlord grants Tenant one (1) option to renew the Lease for an additional five (5) years commencing at the expiration of the Extended Term pursuant to the terms and conditionals set forth in Exhibit G of the Original Lease.

1.6Brokerage. Landlord and Tenant acknowledge that Hayes Commercial Group (the “Broker”) represents Tenant and Landlord shall pay the Broker a fee per a separate agreement.

2.MISCELLANEOUS.

2.1In the event of any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall control.

2.2This Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Except as specifically amended hereby, the Lease and all of the terms and conditions of the Lease are and shall remain in full force and effect and are hereby ratified and confirmed.

2.3Landlord and Tenant represent and warrant that all signatories hereto signing in a representative capacity have been duly authorized by and on behalf of their respective principals to execute this Amendment.

AGREED THIS 20th day of January 20, 2015.

LANDLORD:	TENANT:

ROCKBRIDGE INVESTMENTS, L.P.	INOGEN, INC.,
a California limited partnership	a Delaware corporation

By: Michael Towbes Construction &

Development, Inc., a California corporation

Its:  General Partner

By:/s/ Michael Towbes	By: /s/ Alison Bauerlein

Its: President	Its: CFO, Vice President of Finance